SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
2525 15th Street, Suite 3H
Denver, CO 80211
(303) 480-5037   FAX (303) 480-5038

March 12, 2007
United States Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N. W.
Washington D.C. 20549

Re:	Towerstream Corporation (formerly University Girls Calendar, Ltd.)

Dear Sirs/Madams:

The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to audit the financial statements of Towerstream Corporation (formerly University Girls Calendar, Ltd.). We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Towerstream Corporations statements included under Item 4 of its Form 8-K dated January 12, 2007 to be filed with the Securities and Exchange Commission, and we agree with the statements contained in paragraphs 1, 2, 3 and 6, as they relate to us, except that we are not in a position to agree or disagree with Towerstream Corporation's statement that our termination as the Company's principal accountants was approved by the Board of Directors. We have no basis to agree or disagree with statements in paragraphs 4 and 5.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

Schumacher & Associates, Inc.